Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-272998, 333-219722, and 333-155655) on Form S-8 of Balchem Corporation and Subsidiaries of our report dated June 18, 2024 relating to our audit of the financial statements and supplemental schedule of Balchem Corporation 401(k) Plan, which appears in this Annual Report on Form 11-K of Balchem Corporation 401(k) Plan for the year ended December 31, 2023.

/s/ RSM US LLP

Dallas, Texas
June 18, 2024